Exhibit 10.20

SERVICE CONTRACT FOR MANAGING DIRECTOR

BETWEEN

Ferromatik Milacron Maschinenbau GmbH
Riegeler Str. 4
79364 Malterdingen

hereinafter called “Company”

and

Karlheinz Bourdon
Waldstr. 19
79312 Emmendingen

hereinafter called “Managing Director”

Preface

This Service Contract is entered into on this date of March 30, 2005 and is effective as of February 1, 2005.

On the basis of this Service Contract the Managing Director shall be employed by the Company from
1st February 2005. This service contract is a continuation of service based on various previous positions within the Company beginning on 17th February 1992.

Article 1 — Position and Scope of Duties

(1)	Effective 1st February 2005, the Managing Director shall be employed by the Company as Managing Director of Ferromatik Milacron Maschinenbau GmbH. As part of his duties, Managing Director shall also act as Vice President and President-Global Plastics Machinery at the pleasure of the Milacron Inc. Board of Directors. The Managing Director shall be responsible for the management of the Global Plastics Machinery Division of Milacron Inc. and Ferromatik Milacron Europe including its sales companies. The scope of responsibilities of the Managing Director shall be determined by the Chairman, President and Chief Executive Officer of Milacron Inc. (“CEO”) and may be amended at any time.

(2)	The CEO reserves the right to appoint additional Managing Directors and/or assign additional duties to the Managing Director.

(3)	The Managing Director shall perform his duties by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company’s Articles of Association, the Milacron Inc. Certificate of Incorporation and By-Laws, the general and specific directives or instructions given by the CEO of Milacron Inc. and the law.

(4)	The Managing Director shall be entitled to represent the Company alone in all matters.

(5)	The Managing Director shall report to the CEO. The CEO reserves the right to change the reporting relationship at anytime.

Article 2 — Other Activities

(1)	The Managing Director shall devote his full working time and ability to the Company’s business and Milacron’s Plastics Machinery business. Any other activity for remuneration and any activity which normally entitles to remuneration, including any part time work, shall be subject to the explicit prior written consent of the CEO. The CEO may refuse to grant such consent without giving reasons therefore.

(2)	Memberships in industry or trade associations or organizations are subject to prior consent of the CEO, who is to be informed in due course prior to the acceptance of public honory posts or offices.

Article 3 — Approvals for Business Transactions

For all transactions exceeding the normal course of activities as Managing Director, the Managing Director shall obtain the prior written approval of the CEO. Such approval is in particular, but not restricted thereto, necessary to effect the following transactions:

(a)	Executions, amendments or termination of agreements between the Company and a shareholder;

(b)	Execution, amendments or termination of agreements between the Company and Managing Director;

(c)	Appointment of Proxy-Holders and commercially authorized representatives;

(d)	Execution, amendments or termination of employment contracts with Proxy Holders;

(e)	Execution, amendments or termination of lease contracts regarding real estate, buildings or office space;

(f)	Execution, amendments or termination of license agreements;

(g)	Selling, licensing, assigning and canceling of patents belonging to the Company;

(h)	Granting of any loans or credits, except credits to customers within the Company’s normal course of business;

(i)	Purchase of Company assets in accordance with ,,Corporate Capital Expenditure Authorization Procedures“;

(j)	Sale of Company assets, except obsolete, non-productive equipment and furnishings and commercial goods to customers within the Company’s normal course of business according to Milacron company policies;

(k)	Purchase, sale and encumbrances of real estate and rights therein;

(l)	Assumption of financial obligations under security/or guarantee agreements, except as they relate to customers within the Company’s normal course of business;

(m)	Addition of new products to the Company’s product lines, or deletion of existing products of the machine manufacturing program therefrom;

(n)	Establishing and liquidating of other enterprises as well as purchase and sale of other enterprises or participation in such enterprises, respectively purchase and sale of assets of such enterprises;

(o)	Establishing and liquidation of branches;

(p)	Execution of employment contract or service agreement with the spouse, relatives/affinities and their spouses.

(2)	The CEO may, at any time, alter the list set forth in paragraph (1) above concerning transactions which are subject to prior consent and may issue specific instructions and directives concerning these or other transactions of the Company.

Article 4 — Inventions

(1)	All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made, and to computer software developed by the Managing Director (hereinafter jointly called ,,Inventions“) during the term of this Service Contract shall be deemed acquired by the Company without paying extra compensation therefore. The Managing Director shall inform the Company or a person designated by the Company of any inventions immediately in writing and shall assist the Company in acquiring patent or other industrial property rights, if the Company so desires.

(2)	Subsection (1) above shall apply to any inventions, no matter whether they

a.	are related to the business of the Company,

b.	are based on experience and know-how of the Company,

c.	emanate from such duties of activities as are performed by the Managing Director within the Company, or

d.	materialize during or outside normal business hours of the Company.

(3)	The Company’s right to inventions acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract.

Article 5 — Remuneration

(1)	Effective 1st February 2005 the Managing Director shall be entitled to a gross annual base salary in the amount of € 250,000 (In words: EURO Two-hundred and fifty-thousand), payable in twelve equal monthly installments, payable in arrears at the end of each calendar month.

(2)	The annual gross salary shall be reviewed afterwards in each consecutive year. Any increase to base salary shall be approved by the Personnel and Compensation Committee of Milacron Inc.’s Board of Directors (“Committee”).

(3)	In addition, the Managing Director shall be entitled to participate in the ,,Milacron Inc. Short Term Incentive Plan”. Participation in this plan for subsequent years, the details of this plan and the computation shall be determined and approved by the Committee and submitted by the CEO of the Company. Under this plan the Managing Director shall be entitled to an incentive award potential of up to 50% of the gross annual base salary.

Article 6 — Other Benefits

(1)	Travel expenses and other necessary expenses incurred by the Managing Director in the furtherance of the Company’s business shall be reimbursed to the Managing Director within the framework of the principles applicable in Germany and the USA for tax purposes, and within the pertaining Company policy.

(2)	The Company shall provide the Managing Director with a suitable company car for business and private use according to the Milacron Car Policy. “Suitable” shall be determined as a vehicle of the upper middle-class. The value of the private use per month as determined by the German tax regulations will be subject to income tax withholding, borne by the Managing Director. All other costs of the company car (running and maintenance costs) shall be borne by the Company.

(3)	Upon relief from work prior to the expiration of the Service Agreement the right to use the company car privately shall expire. At the date of relief, the company car shall be returned to the Company.

(4)	Managing Director shall participate in such other plans and pursuant to terms as determined by the Committee.

Article 7 — Insurance

(1)	The Managing Director shall participate in the ,,CMI Travel Accident Insurance Plan“. Details hereto have been handed over to the Managing Director.

Article 8 — Pension and Retirement Benefits

(1)	The Managing Director participates in the Milacron Europe Retirement Plan. Details have been separately handed over to the Managing Director.

(2)	Managing Director shall participate in such other plans and pursuant to terms as determined by the Committee.

Article 9 — Inability to Perform Duties

(1)	The Managing Director shall notify the Company of each absence and its prospective duration, without any undue delay. Upon request, he shall inform the Company of the reasons of such absence.

(2)	In accordance with legal requirements, the Managing Director shall submit proof concerning his incapacity upon request of the CEO.

(3)	In case of disability the company shall continue to pay the Managing Director’s salary for consecutive 12 months after the expiration of the legal continuous pay of 6 weeks according to German law. Any benefits from the German Social Security System will be deducted.

Article 10 — Death

(1)	In case of the Managing Director’s death during the running time of this Service Contract, the Company shall pay to his widow or his children entitled to maintenance his monthly gross salary according to Article 5 (1) above for the month of death and three following calendar months, however, latest until the end of the month in which the Managing Director would have retired. In addition, the aforementioned beneficiaries shall be entitled to a pro rata bonus according to Article 5 (2) above which has not yet been paid and which the Managing Director would have been entitled to.

(2)	Eventual payments of any other Accidental Death and Disability Coverage shall be credited against the aforementioned amounts.

(3)	Benefits from the Milacron Europe retirement plan will commence 3 months after the Managing Director’s death.

Article 11 — Vacation

(1)	The Managing Director shall be entitled to an annual vacation of 30 working days excluding Saturdays.

(2)	The timing and the duration of the vacation shall be determined by taking into consideration the interests of the Company and the personal wishes of the Managing Director.

Article 12 — Secrecy

(1)	The Managing Director shall not disclose to any third party or use for his personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to him and which relates to the Company or to any of its related companies. In particular, no information may be disclosed concerning the organization of the business, the relation with customers and suppliers and the Company’s know how. This obligation shall not expire upon termination of the service relationship but shall remain in force and effect also for two (2) years thereafter.

(2)	Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. It is not permitted to make copies or extracts or duplicates of drawings, calculations, statistics and the like and of any other business records of purpose other than for the Company’s business.

(3)	Upon termination of the service relationship, in case of a prior relief from work already at the date of such relief, the Managing Director shall return of his own accord all business records and copies thereof which are in his possession. The Managing Director shall have no right of retention.

(4)	The Managing Director shall, at any time, protect the interests of the Company against third parties and — even after the end of his Contract — will refrain from all acts suited to cause damage to the Company.

Article 13 — Post Termination Non Competition Agreement

(1)	After termination of his service relationship, the Managing Director shall not engage for a period of two years in a business which is in competition with the Company’s business activities, neither in an advisory nor in any other supporting capacity, neither occasionally nor permanently and he shall not set up a competitive business or participate in such, neither directly nor indirectly.

(2)	The obligation not to compete shall extend from a territorial point of view over the whole world.

The Managing Director will not undertake any business activities which might have a competitive impact throughout the world.

(3)	During the period of non-competition after termination of the service relationship, the Company agrees to pay the Managing Director compensation in the amount of 50% of his last contractual remuneration.

(4)	The Managing Director undertakes to pay a penalty in the amount of € 12,500 for each case of breach of his obligation not to compete. In case of a continuing violation of his obligation (a competing activity exceeding more than one month) a contractual penalty shall be due once again for each month or portion thereof during which such violation persists. The Company reserves the right to compensation for further damages.

The obligation to pay the penalty is not contingent upon the proof of a damage resulting from the breach of the Managing Director’s contractual duties.

For the time of the infringement, the Managing Director shall not be entitled to the compensation according to Section (3) above.

(5)	The Managing Director shall inform the Company during the term of the non-competition obligation immediately about any change of address, professional activities, new service contracts or any other commitments meant to make professional use of the Managing Director’s know-how and the Managing Director shall inform the Company about any earnings derived therefrom.

Otherwise, §§ 74 and subsequent from the Commercial Code of the German HGB apply, in particular, but not restricted hereto, as regards the computation of the compensation taking into account other income and the revocation from the post-termination non-competition agreement.

Prior to expiration of the Service Agreement, the Company may waive and revoke its right resulting from the post-termination non-competition agreement by handing over a written declaration to the Managing Director. In this case, effective 12 months after such a declaration the Company’s obligation to pay compensation according to paragraph (3) shall expire.

(6)	This Article 13 shall not be applicable in case of retirement of the Managing Director. In such case the general obligation of loyalty towards the Company and the duty to keep the Company’s business secrets confidential shall remain valid.

Article 14 — Term of Employment and Notice

(1)	This Service Contract is effective as of 1st February 2005 and is entered into for a definite period of 1 (one) year, i.e. until 31st January 2006. Unless terminated by a party observing a twelve months’ period of notice, the Contract shall be extended continuously by one year.

(2)	The service relationship shall, however, end automatically at the end of the month of attainment of the age 65 by the Managing Director.

(3)	If the Company gives notice of termination, it is entitled to relieve the Managing Director for the remaining contractual period against continued payment of his remuneration according to Article 4 (1), however, crediting all vacation claims.

(4)	Each party shall be entitled to terminate this Service Contract for cause with immediate effect in case the necessary preconditions therefore exist.

(5)	Notice of termination must be given in writing.

Article 15 — Final Provisions

(1)	Any amendments or additions of this Service Agreement shall be made in writing in order to be effective.

(2)	This Service Contract and its interpretation shall be subject to German law.

(3)	This Service Contract represents the entire agreement between the parties. Any already existing agreements between the parties are declared explicitly nil and void. No agreements between the parties, outside of this Service contract, neither verbally or in writing were concluded. Any such additional agreements between the parties must be concluded in writing and are deemed an integral part of this Service contract.

March, this 30 day of 2005	March, this 30 day of 2005

FERROMATIK MILACRON MASCHINENBAU GMBH by Milacron Kunststoffmaschinen Europa GmbH its sole shareholder

/s/ Gerard VanDeventer	/s/ Karlheinz Bourdon
By: Gerard VanDeventer Managing Director Milacron Kunststoffmaschinenbau Europa GmbH	Dr. Karlheinz Bourdon, individually